Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports Fourth Quarter and Full Year 2013 Results

•	Record full year 2013 revenues; $162.3 million

•	mini-VSAT Broadband business continues to grow strongly with Q4 airtime revenue up 33% year-over-year

MIDDLETOWN, RI, February 20, 2014 — KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the fourth quarter ended December 31, 2013. Revenue for the fourth quarter of 2013 was $38.9 million, down 2% from the quarter ended December 31, 2012. A net loss for the period of $0.4 million, or $0.02 per share was reported. During the same period last year the company reported net income of $2.8 million, or $0.18 per diluted share, with revenues of $39.5 million.

For the year ended December 31, 2013, revenue was $162.3 million, up 18% from the $137.1 million reported for the year ended December 31, 2012. KVH reported net income of $4.5 million, or $0.30 on a per share basis for the full year 2013. During the same period last year, the company reported net income of $3.6 million, or $0.24 on a per diluted share basis.

“The fourth quarter was highlighted with solid growth in our satellite services business where our broadband airtime service revenues were up 33% year-over-year,” said Martin Kits van Heyningen, KVH’s chief executive officer. “We recently announced that we have shipped our 4,000th VSAT TracPhone® antenna, a milestone that solidifies our leadership position in the maritime broadband market. We have also made excellent progress developing our new IP-MobileCast™ content delivery service and are about to commence trials with customers. In addition, we have secured the rights to a variety of entertainment, news and sports content, including the rights to provide satellite coverage of the FIFA World Cup™ to our maritime customers.”

KVH’s mobile communications revenue, including satellite television products and KVH Media’s operations, was $29.0 million for the fourth quarter of 2013, a 35% increase year-over-year. Combined, mini-VSAT Broadbandsm airtime and TracPhone product revenues in the fourth quarter amounted to $18.6 million, up 28% compared to the same period last year. Maritime satellite TV sales were flat year-over-year. KVH Media’s revenue (previously known as Headland Media) was $3.6 million in the fourth quarter compared to $3.3 million in the third quarter. “Although we remain cautious about the European marine markets, we were pleased that our fourth quarter maritime product revenues of our EMEA business increased 12% when compared to the third quarter,” continued Mr. Kits van Heyningen.

KVH’s guidance and stabilization revenue, which relates to our fiber optic gyro (FOG) solutions, TACNAV® military navigation systems, and related services, was $9.9 million in the fourth quarter of 2013, down 45% year-over-year. As anticipated, fourth quarter revenue from TACNAV product and services was 51% lower than the same period last year, primarily related to the Saudi Arabian National Guard program. During the fourth quarter, sales of our FOGs were down 39%, at $4.6 million, compared to the same period last year. For the full year 2013, FOG revenues of $24.5 million were 5% higher than 2012.

“We saw a sharp decline in FOG revenues in the fourth quarter, which was unexpected and was the most significant contributor to our earnings shortfall compared to our previous guidance,” explained Mr. Kits van Heyningen. “Although we have been able to diversify our revenues across a wider customer base, during the fourth quarter we expected the majority of our FOG sales to come from two principal customers. Late in the quarter, one of those two customers deferred significant orders into 2014 that we had included in our earnings estimates.”

Speaking about the company’s financial performance, Peter Rendall, KVH’s chief financial officer, said, “While we were disappointed with our FOG revenues in the fourth quarter, we were pleased with the overall financial performance of both the mobile communications and guidance and stabilization businesses in 2013. Service revenues reported in the fourth quarter, the majority of which were subscription-based, represented 52% of total revenues compared to 29% in the prior year period. For 2013, service revenues were 44% of total revenues compared to 34% in 2012. As it relates to our largest contract ever, the Saudi Arabian National Guard TACNAV program, we expect the final vehicle installations to occur in the first quarter of 2014.”

Mr. Rendall added, “Coupled with the impressive growth in mini-VSAT Broadband airtime revenues, the significant increase in service gross profit margin for the quarter continued to demonstrate the leverage of our business model. Compared to the same period last year, gross profit dollars from our mini-VSAT Broadband airtime were approximately 62% higher in the current quarter, while the gross margin percentage increased from 30% to 37%. Operating expenses were higher than anticipated in the fourth quarter of 2013 as we incurred some one-time restructuring costs in Europe and additional costs related to the development of the IP-MobileCast service offering.”

“Planning for 2014, we expect our mini-VSAT Broadband business to continue to show strong year-over-year growth. We are encouraged with the pipeline of TACNAV opportunities coming into 2014, but remain very cautious as to the timing for these programs to close and in particular expect to have very low TACNAV revenues in the first quarter of 2014. Although we experienced a decline in FOG sales in the fourth quarter, our 1750 IMU is doing well in customer trials and continues to be designed into prototypes for a variety of emerging commercial and military applications. As it relates to the CROWS program, we carried minimal backlog into 2014 and therefore are not projecting the run-rate in sales we have seen in recent years. With this context, and mindful of factors that remain outside of our control, our full year revenue guidance for 2014 is in the range of $165 million to $185 million. We expect to achieve a full year operating margin in the range of approximately 4% to 6%. We are projecting that our annual effective tax rate will be approximately 40%, subject to the effect of unforeseen discrete items. Our EPS for the full year is expected to be in the range of $0.30 to $0.40 per share.

For the first quarter of 2014, we expect revenue to be in the range of $36 million to $40 million, reflecting strong year-over-year growth from our mini-VSAT Broadband business and a marked decline in sales of TACNAV products, which we expect will be approximately $1 million, down from almost $8 million a year ago. As a result of this, we expect to record a net loss for the first quarter in the range of $0.04 to $0.07 per share. With the exception of a net loss in the first quarter, we expect to be profitable for the remainder of the year and overall we expect that our income from operations for 2014 will exceed that recorded in 2013.”

Mr. Kits van Heyningen concluded, “We were very pleased with our overall progress in 2013 and, with the introduction of IP-MobileCast service in the first quarter of 2014, we believe we will be able to bring exciting new content and applications to the market and fundamentally change the value proposition in the mobile maritime satellite market. Despite the lumpy nature of our defense business in the short-term, we have a robust sales pipeline and we are confident in the medium-term opportunities in this part of our business as well.”

Recent Operational Highlights:

02/18/2014	KVH Supports U.S. Customs and Border Protection Programs with SATCOM Order from Global Technical Systems

02/05/2014	KVH Ships 4,000th TracPhone System for mini-VSAT Broadband Network

01/15/2014	KVH Doubles Capacity of Global C-band Beams for Maritime VSAT Network

01/09/2014	KVH mini-VSAT Broadband Systems Installed as Connectivity Solution on more than 100 U.S. Coast Guard Vessels

12/11/2013	BW Selects KVH mini-VSAT Broadband for LNG and LPG Fleet

12/03/2013	KVH Expands Capacity of mini-VSAT Broadband Network in Key Asia-Pacific Region

11/13/2013	KVH Provides Free Satellite Calls to Philippines for Maritime Customers

10/31/2013	KVH Industries Named Media Sponsor for Seafarers’ Welfare Awards

KVH is webcasting its fourth quarter/year-end conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea, on land, and in the air as well as a leading provider of commercially-licensed news, sports, music, movies and training videos to the merchant marine market. KVH Industries is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. KVH is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, the U.K., Singapore, the Philippines, Belgium, Cyprus, and Japan.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, and our anticipated revenue growth, competitive positioning, profitability, and product orders. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and high fuel prices on the sale and use of marine vessels, particularly in Europe and Asia; potential unanticipated technical or legal impediments that could delay or impede new service rollout plans or expected strategic relationships; the need to increase sales of the TracPhone V-IP series products and related services to improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to competitive, economic, seasonal, and other factors, particularly with respect to the TracPhone V-IP series products; potential further declines and unpredictability in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; the uncertain impact of actual and potential budget cuts by government customers, including the effects of sequestration; potential reductions in our overall gross margins in the event of a shift in product mix; unanticipated increases in media costs or loss of distribution rights; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other risk factors are discussed in more detail in our most recent Form 10-Q filed with the SEC on November 8, 2013. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, IP-MobileCast, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, Crewtoo, Muzo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2013	December 31, 2012
ASSETS

Cash, cash equivalents and marketable securities	$55,744	$38,285
Accounts receivable, net	27,549	27,654
Inventories	18,255	16,203
Deferred income taxes	1,855	1,146
Other current assets	3,905	3,264

Total current assets	107,308	86,552

Property and equipment, net	37,142	36,733
Deferred income taxes	51	3,524
Goodwill	18,281	4,712
Intangible assets, net	14,987	1,684
Other non-current assets	5,047	4,363

Total assets	$182,816	$137,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,921	$19,280
Deferred revenue	4,858	1,892
Current portion of long-term debt	1,272	138

Total current liabilities	29,051	21,310

Other long-term liabilities	204	140
Long-term debt, excluding current portion	7,094	3,414
Line of credit	30,000	7,000
Stockholders’ equity	116,467	105,704

Total liabilities and stockholders’ equity	$182,816	$137,568

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Sales:
Product	$18,862	$28,024	$90,295	$90,677
Service	20,086	11,519	71,993	46,435

Net sales	38,948	39,543	162,288	137,112

Costs and expenses:
Costs of product sales	11,519	14,749	51,518	51,775
Costs of service sales	12,039	7,704	45,058	30,363
Research and development	3,453	2,999	12,987	12,147
Sales, marketing and support	7,964	6,830	28,792	24,069
General and administrative	4,680	3,282	17,764	12,188

Total costs and expenses	39,655	35,564	156,119	130,542

(Loss) income from operations	(707)	3,979	6,169	6,570

Interest income	85	151	657	510
Interest expense	187	80	637	323
Other income (expense), net	204	(13)	494	86

(Loss) income before income tax (benefit) expense	(605)	4,037	6,683	6,843
Income tax (benefit) expense	(240)	1,280	2,150	3,263

Net (loss) income	$(365)	$2,757	$4,533	$3,580

Net (loss) income per common share:
Basic	$(0.02)	$0.19	$0.30	$0.24

Diluted	$(0.02)	$0.18	$0.30	$0.24

Weighted average number of common shares outstanding:
Basic	15,245	14,879	15,144	14,777

Diluted	15,245	15,088	15,341	15,019

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